UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549
                  -----------------------------

                            FORM 8-K

        Current Report Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934


Date of Report      (Date of earliest event reported)      July 15, 1998


                    COVEST BANCSHARES, INC.
     (Exact name of registrant as specified in its charter)


       Delaware                      0-20160                 36-3820609
(State or other jurisdiction   (Commission File No.)    (I.R.S. Employer
 of incorporation                                        identification
                                                         number)

            749 Lee Street, Des Plaines, Illinois             60016
          (Address of Principal Executive Offices)          (Zip Code)

      Registrant's telephone number, including area code: (847) 294-6500












Item 5.   Other Events

On July 15, 1998, the Company issued a press release pretaining to second quarter 1998 results. The text of the press release is attached hereto as Exhibit 99.1.



Item 7.   Exhibit 99.1


                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 15, 1998

                                       COVEST BANCSHARES, INC.

                                       By: /s/__________________________
                                             Larry G. Gillie
                                             President and
                                              Chief Executive Officer

                                      By: /s/___________________________
                                             Paul A. Larsen
                                             Senior Vice President
                                              and Chief Financial Officer





























Exhibit 99.1

CoVest Bancshares, Inc. Announces Second Quarter Results

DES PLAINES, IL July 15, 1998 - CoVest Bancshares, Inc. (Nasdaq/COVB), the holding company for CoVest Banc, Des Plaines, Illinois, today announced that net income for the three months ended June 30, 1998 totaled $972,000, or $0.23 (basic) and $0.21 (diluted) earnings per share, versus $987,000, or $0.23 (basic) and $0.22 (diluted) earnings per share for the like quarter in 1997.

For the first six months of 1998, the Company earned $1,982,000 versus $2,304,000 for the like period in 1997. This represents $0.47 (basic) and $0.43 (diluted) versus $0.53 (basic) and $0.51 (diluted) for the first six months of 1997.

The Company's net interest margin increased 3 basis points, to 2.93% for the second quarter of 1998 from 2.90% for the second quarter of 1997. The interest rate spread averaged 2.50% for 1998 and 2.41% during the second quarter of 1997.

The Company's net interest income totaled $3,972,000 for the three months ended June 30, 1998, compared to $3,855,000 for the second quarter of 1997.

The provision for possible loan losses was $769,000 for the second quarter of 1998 versus $402,000 for the like period in 1997. This increases our reserve for possible loan losses to 1.12% of total loans as of June 30, 1998.

During the first quarter the Company funded over $31 million commercial loans, commercial real estate, construction, and leases, and during the
second quarter, the fundings grew to over $42 million.   On a year-to-
date basis the Company has funded over $73 million in new commercial related loans. The composition of the loan portfolio continues to change as commercial loans now represent 2%, commercial real estate loans represent 17%, multi-family loans represent 6%, construction loans represent 4%, and leases represent 9%. These loans now represent 38% of total loans receivable, up from 23% at year-end 1997, and up from less than 12% at June 30, 1997. With $ 35 million of approved and accepted commitments outstanding as of June 30, 1998, which should be funded in the next 90 days, management expects the composition of commercial loans, commercial real estate, construction, and leases to continue to grow and become a larger percentage of the overall loan portfolio and assets mix.

During the first six months of 1998, residential mortgage loans decreased by $42 million as borrowers took advantage of lower rates and refinanced their mortgages. The CoVest Banc mortgage center in McHenry, Illinois processed many of the refinanced mortgages which are then sold on a service released basis to the investor market. The mortgage center has over $4 million of loans for sale outstanding at June 30, 1998. The net overall result was that loans increased by $34 million.

Non-interest income excluding security gains increased $595,000, or 114%, from the comparable quarter last year. Loan charges, sales and servicing fees increased by 188%, or $488,000 to $747,000, primarily from the activity being generated by the mortgage center. Deposit related fees increased by $33,000 to $247,000, and income from sales of annuities and securities by CoVest Investments increased by $54,000 to $69,000. Realized gains of $463,000 on sales of securities were also recorded. This is a increase of $152,000 in net gains on security sales from the comparable quarter in 1997.

Non-interest expense increased $508,000, or 18%, for the second quarter of 1998 from the comparable quarter in 1997. Over $370,000 of this increase relates to commissions and employee benefits attributed to the mortgage center. Other operating expense increases include $148,000 due in part to occupancy costs at the mortgage center and a $53,000 increase in data processing expenses. These increases were offset by a $138,000 decrease in advertising in 1998 from 1997 advertising expenses related to the Bank's name change.

The Company's assets increased by $5 million to $588 million as of June 30, 1998, from $583 million at December 31, 1997.

At June 30, 1998, the allowance for possible loan losses amounted to $4.6 million, or 579% of non-performing loans as compared to a 305% coverage at December 31, 1997.

At June 30, 1998, total non-performing assets amounted to $872,000, or 0.15% of total assets compared to $1.3 million, or 0.22% of total assets at December 31, 1997.

Total deposits decreased by 6% to $348 million from $372 million at December 31, 1997. This decrease was primarily a reduction in certificates of deposits as the Company reduced its dependency on long term fixed rate deposits.

Stockholders' equity in CoVest Bancshares, Inc. totaled $47.7 million at June 30, 1998. At the end of the second quarter, the number of common shares outstanding was 4,326,803 and the book value per common share outstanding was $11.02. The Company repurchased over 69,000 shares during the second quarter at an average price of $18.33. This compares to December 31, 1997, when the number of common shares outstanding was 4,365,761 and the book value per common share outstanding was $11.06. The Company announced its most recent stock repurchase plan on May 12, 1998. Approximately 52,000 shares remain to be repurchased under the current stock repurchase program.

Returns on average equity and average assets during the second quarter were 8.12% and 0.68% respectively during 1998 compared to 7.91% and 0.72% in 1997. Returns on average equity and average assets for the first six months of 1998 was 8.24% and 0.68% respectively during 1998 compared to 9.22% and 0.84% in 1997.

In discussing the second quarter, Larry G. Gillie, President, made the following comments: "We are continuing to restructure our loan portfolio as befits a commercial bank, and we are increasing non-interest income to reduce our dependency on the slope of the yield curve. At the same time, we have kept our operating expenses under control and continue to change our mix of deposits toward transaction accounts and away from long-term certificates of deposit."



COVEST BANCSHARES, INC.
FINANCIAL HIGHLIGHTS
financials in thousands, except per share

Selected Financial Condition Data:
                              June 30, 1998      Dec. 31,1997   Change
                                (unaudited)

TOTAL ASSETS                      $ 588,350         $ 582,722    1%
     Investment Securities          138,949           164,172  -15%
     Loans Receivable, net          410,584           377,509    9%
     Deposits                       348,080           371,752   -6%
     Stockholders' Equity            47,688            48,294   -1%

Selected Asset Quality Ratios:
     Total non-performing
       loans                            800             1,304  -39%
     Non-performing loans to
       Loans Receivable, Net           0.19%             0.35% -44%
     Total non-performing
       assets                           872             1,306  -33%
     Non-performing assets to
           Total Assets                0.15%             0.22% -34%
     Total Allowance for Loan
           Losses                     4.632             3.979   16%
     Allowance for Loan Losses to
          non-performing loans         5.79x             3.05x  95%



Three Months Ended June 30             1998              1997
Selected Income Data:               (unaudited)      (unaudited)
     Net Interest Income          $   3,972           $ 3,855    3%
     Provision for loan lsses           769               402   91%
     Net Interest Income after
        provision for loan
        losses                        3,203             3,453   -7%
     Non-interest income,
        excluding security
        gains                         1,116               521  114%
     Security Gains                     463               311   49%
     Non-interest expense             3,305             2,796   18%
     Income before income taxes       1,477             1,489   -1%
     Income tax expense                 505               502    1%
     Net income                  $      972           $   987   -2%
     Earnings per share:
        Basic                    $     0.23            $ 0.23    0%
        Diluted                  $     0.21            $ 0.22   -5%
     Selected Operating Ratios:
        Return on Average Assets       0.68%             0.72%  -6%
        Return on Average Equity       8.12%             7.91%   3%
        Operating expenses to
          average assets               2.31%             2.03%  14%
        Net interest rate spread       2.50%             2.41%   4%
        Net interest rate margin       2.93%             2.90%   1%




Six Months Ended June 30                1998             1997
Selected Income Data:               (unaudited)      (unaudited)
     Net Interest Income           $  $ 8,016          $7,677    4%
     Provision for loan losses          1,168             753   55%
     Net Interest Income after
          provision for loan losses     6,848           6,924   -1%
     Non-interest income, excluding
          security gains                2,046           1,029   99%
     Security gains                       719             874  -18%
     Non-interest expense               6,596           5,309   24%
     Income before income taxes         3,017           3,518  -14%
     Income tax expense	                1,035           1,214  -15%
     Net income                    $    1,982           2,304  -14%
     Earnings per share:
          Basic                    $     0.47      $     0.53  -11%
          Diluted                  $     0.44      $     0.51  -14%
     Selected Operating Ratios:
          Return on Average Assets       0.68%           0.84% -19%
          Return on Average Equity       8.24%           9.22% -11%
          Operating expenses to
               average assets            2.27%           1.94%  17%
          Net interest rate spread       2.48%           2.42%   2%
          Net interest rate margin       2.90%           2.91%   0%